Exhibit 99.1

FOR IMMEDIATE RELEASE

February 14, 2011

Investor Contact: Mark H. Tubb

Vice President — Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

205.745.2628

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2010 RESULTS

Company Reports Earnings From Continuing Operations of $1.75 per Diluted Share for Fourth Quarter and $7.25 per Diluted Share for Full Year 2010

$1.6 Billion in Full-Year 2010 Revenues on Record Coking Coal Sales of 7.2 Million Tons

Fourth Quarter EBITDA Triples to $171.5 Million; Full-Year EBITDA Climbs to Nearly $700 Million

Acquisition of Western Coal Corp. Progressing; Closing Anticipated on April 1, 2011

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, today announced earnings from continuing operations of $1.75 per diluted share and EBITDA of $171.5 million for the quarter ended Dec. 31, 2010, compared to earnings from continuing operations of $0.62 per diluted share and EBITDA of $55.6 million in the fourth quarter 2009.

The Company also reported full-year 2010 earnings from continuing operations of $7.25 per diluted share and EBITDA of $692.8 million compared to full year 2009 earnings of $2.64 per diluted share and EBITDA of $275.1 million.

“We generated strong fourth quarter earnings on higher coking coal sales volumes and prices,” said Walter Energy Interim Chief Executive Officer Joe Leonard. “For the full year, earnings increased by almost 175 percent over 2009, reflecting strong pricing and production growth from our organic growth initiatives. Globally, events continue to limit availability of premium coking coals and we see supply-demand imbalance continuing in our favor as global steel production improves on its record 2010 output.”

“Strategically, we continue to make excellent progress on our transformative acquisition of Western Coal, which, when completed, will make Walter Energy the leading, publicly traded ‘pure play’ coking coal producer in the world. In addition, the combination increases the size, scale and diversity of our operations, significantly enhancing the Company’s financial profile and geographic reach, particularly into Asia. We also recently completed the acquisition of a river terminal facility at the Port of Mobile to ensure unconstrained shipping capacity for our long-term coking coal production plans from our mines in Alabama, to maintain low mine-to-vessel costs and to make us less reliant on third parties,” he said.

Full-Year 2010 Financial Results

For the full year 2010, revenues were $1.6 billion, a $621 million increase compared to 2009’s full-year results. EBITDA also increased to $692.8 million, a $417.7 million improvement versus the prior year. The improvement was largely due to record revenues and operating income at the underground mining segment of $1.3 billion and $580.7 million, respectively, on significant year-over-year coking coal pricing and volume increases.

Fourth Quarter 2010 Financial Results

Revenues for the fourth quarter 2010 totaled $400.8 million compared to $236.3 million in the prior-year period. Operating income totaled $144.7 million for the quarter, compared to $36.9 million in the prior-year period. Revenue and operating income improvements were primarily due to higher coking coal pricing and volumes in the Company’s underground mining operations.

Fourth quarter 2010 operating income includes $5.9 million in costs associated with Walter Energy’s impending acquisition of Western Coal and $2.3 million in costs at Walter Coke related to long-term environmental monitoring. These charges negatively impacted earnings for the quarter by approximately $0.10 per diluted share.

Underground Mining

The underground mining segment reported revenues of $350.9 million in the fourth quarter 2010, compared to $179.7 million in the prior-year period. Operating income was $144.6 million, more than triple the segment’s operating income in the same period last year. Revenues and operating income were higher primarily due to significantly higher average coking coal contract pricing along with higher sales volumes versus the prior-year period. The effect of these favorable items was partially offset by higher royalty and freight costs.

Coking coal sales totaled 1.7 million tons in the fourth quarter, up 25.1 percent compared to the prior-year period, at an average selling price of $196.47 per short ton FOB Port, a 55.3 percent increase over average selling prices of $126.48 per ton in the same period last year.

Total coking coal production was 1.5 million tons in the quarter, almost 200,000 tons higher than in the fourth quarter 2009. The increase in production was generated from incremental tons from the Mine No. 7 East expansion and from improved recovery rates at the No. 4 Mine. Production costs for the quarter averaged $64.68 per ton, or $2.76 lower than in the prior-year period, primarily due to volume improvements at both mines, partially offset by higher labor and supply cost at Mine No. 7.

The natural gas business sold 3.4 billion cubic feet of gas at an average price of $4.06 per thousand cubic feet in the fourth quarter 2010 compared to 1.4 billion cubic feet at an average price of $4.09 per thousand cubic feet in the prior-year period. Increased production and sales for the quarter resulted from the Company’s Walter Black Warrior Basin natural gas subsidiary acquired in May 2010.

Surface Mining

The surface mining segment reported revenues of $35.9 million for the fourth quarter 2010, compared to $26.0 million in the prior-year period on increased sales volumes and pricing. Although revenues increased 37.8 percent, operating income in the fourth quarter 2010 only increased 7.0 percent due to higher depreciation, diesel and blasting costs.

Coal sales from the surface mining segment were 348,000 tons during the fourth quarter, up 6.7 percent compared to the prior-year period primarily due to incremental sales volumes from the recently opened Reid School metallurgical coal mine. Production was 406,000 tons, up 35.3 percent compared to the fourth quarter last year primarily from additional tons produced at the Reid School Mine.

Walter Coke

Walter Coke reported revenues of $37.9 million in the fourth quarter 2010, compared to $37.4 million in the prior-year period. Walter Coke generated $5.4 million in operating income in the quarter, compared to a slight loss in the prior-year period. Operating income improvements were driven primarily by price increases and improved plant efficiencies, partially offset by higher coal raw material costs and a $2.3 million environmental charge. In addition, fourth quarter 2009 results included a $4.5 million charge related to the closure of Walter Coke’s fiber plant.

The Company sold 87,000 tons of metallurgical coke in the fourth quarter 2010 at an average price of $381.96 per ton compared to 88,000 tons sold in the prior-year period at an average price of $312.11 per ton. Pricing increases were primarily attributable to improved demand in the domestic automotive and steel markets.

Corporate and Other

At Dec. 31, 2010, the Company had available liquidity of $533.5 million, including cash of $293.4 million and $240.1 million available under its credit facility.

Financial Summary & Business Outlook

Comparisons to the most recently provided business outlook are provided below, alongside Walter Energy’s business outlook for the first quarter 2011:

Underground Mining(1)	Q4-2010 E	Q4-2010 A	Q1-2011 E
Coal Sales (short tons, in millions)	1.7 - 2.0	1.7	1.6 - 1.8
Average Operating Margin(2) Per Ton	$84 - $87	$85	$83 - $87

Surface Mining	Q4-2010 E	Q4-2010 A	Q1-2011 E
Coal Sales (short tons, in thousands)	382 - 403	348	406 - 426
Average Operating Margin(2) Per Ton	$13 - $17	$18	$10 - $14

Walter Coke	Q4-2010 E	Q4-2010 A(3)	Q1-2011 E
Coke Sales (tons, in thousands)	85 - 88	87	99 - 101
Average Operating Margin(2) Per Ton	$44 - $58	$63	$41 - $51

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1)  Includes the coking coal operation at Jim Walter Resources; excludes the coal bed methane operations.

(2)  Operating margin is defined as operating income (Earnings Before Interest & Taxes) from each business shown.

(3)  Actual results include a $2.3 million charge related to long-term environmental monitoring.

In the fourth quarter 2010, coking coal sales volumes were at the low end of the previously issued expectations range due to a longer-than-expected longwall move in December and difficult mining conditions at both of our underground mines late in the quarter. These conditions continued into January and, along with the impact of planned first quarter 2011 longwall moves, the Company expects first quarter sales volumes to be in the range of 1.6 to 1.8 million tons.

Given the loss of production through mid-February 2011, the Company estimates that its full-year coking coal sales will be, at best, 8.5 million tons, with up to 500,000 tons of the total coming from purchased coal opportunities.

First quarter 2011 coking coal operating margins reflect an average selling price of $215 per metric ton FOB port ($195 per short ton FOB port), which includes a mix of carryover tons at $209 per metric ton as well as new contract tons for the quarter at or above the $225 per metric ton benchmark price. The average realized selling price will also be affected by lower priced purchased coal. First quarter 2011 coking coal production costs are expected to be in line with the fourth quarter 2010 results.

In the surface mining segment, although fourth quarter 2010 shipments were lower than expected due to lighter-than-expected customer demand, the segment expects to sell between 406,000 and 426,000 tons of metallurgical, steam and industrial coal in the first quarter 2011, with all expected steam and industrial sales volumes contractually priced.  Operating income in the first quarter 2011 is expected to be negatively impacted by a shift in sales mix to lower-margin coal contracts, higher cost due to unfavorable mining ratios and higher fuel prices.

At Walter Coke, first quarter sales volumes are expected to be approximately 100,000 tons. Operating margins are expected to reflect higher metallurgical coke prices, offset by higher coal raw material costs.

Western Coal Acquisition Update

Walter Energy said it continues to make very good progress on its acquisition of Western Coal Corp. Western Coal issued its Circular to its shareholders on Feb. 4, 2011 and a vote of the Western Coal shareholders is scheduled for March 8, 2011. As announced on Jan. 20, 2011, the Company acquired a 9.15 percent stake in Western Coal from funds advised by Audley Capital for $293.7 million. The Company remains on track to close on the acquisition on April 1, 2011.

Conference Call Web Cast

Interim Chief Executive Officer Joe Leonard and members of the Company’s leadership team will discuss Walter Energy’s fourth quarter results, its outlook and other general business matters during a conference call and live Web cast to be held Tuesday, Feb. 15, 2011, at 10 a.m. Eastern Standard Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.6 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. There can be no assurance that the transaction with Western Coal will close. The transaction is subject to a number of closing conditions which may be outside of Walter Energy’s control. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of Dec. 31, 2010 unless otherwise noted.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended December 31,
	2010	2009
Revenues:
Sales	$396,863	$234,006
Miscellaneous income	3,934	2,259
	400,797	236,265

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	192,421	150,287
Depreciation and depletion	26,743	18,723
Selling, general and administrative	26,519	19,084
Postretirement benefits	10,379	7,696
Restructuring and impairment charges (1)	—	3,601
	256,062	199,391

Operating income	144,735	36,874
Interest expense	(4,130)	(4,980)
Interest income	151	171
Income from continuing operations before income taxes	140,756	32,065
Income tax expense (benefit) (2)	47,108	(1,231)
Income from continuing operations	93,648	33,296
Discontinued operations (3)	(1,780)	(4,120)
Net income	$91,868	$29,176

Basic income per share:
Income from continuing operations	$1.77	$0.63
Discontinued operations	(0.04)	(0.08)

Basic net income per share	$1.73	$0.55

Weighted average number of shares outstanding	52,992,021	53,098,146

Diluted income per share:
Income from continuing operations	$1.75	$0.62
Discontinued operations	(0.03)	(0.08)

Diluted net income per share	$1.72	$0.54

Weighted average number of diluted shares outstanding	53,420,985	53,951,917

(1)          The Company recorded a $3.6 million restructuring and impairment charge in the fourth quarter 2009 related to the closure of Walter Coke’s fiber plant.  In addition, inventory write-downs of $0.9 million are included in cost of sales related to this closure, for total closure costs recognized of $4.5 million.

(2)          In the fourth quarter 2009, the Company recognized two large, unusual tax benefits resulting in a net tax benefit on pre-tax income.  The tax benefits included (1) a permanent tax benefit of $5.9 million for non-taxable OPEB Medicare Part D subsidies and (2) a $3.8 million net tax benefit on certain deferred tax assets relating to a change in the effective state tax rate resulting from the decision to open the Company’s administrative offices in Birmingham, AL.  Excluding these items, the Company’s fourth quarter 2009 effective tax rate was 26.5%.  This rate is lower than the effective tax rate in the fourth quarter 2010 primarily due to greater benefits from permanent percentage depletion deductions in 2009.

(3)          Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for both periods.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months
	ended December 31,
	2010	2009

REVENUES:
Underground Mining
Surface Mining	$350,948	$179,655
Walter Coke	35,862	26,029
Other	37,923	37,369
Consolidating eliminations of intersegment activity	846	430
	(24,782)	(7,218)
	$400,797	$236,265
OPERATING INCOME (LOSS):
Underground Mining	$144,608	$41,579
Surface Mining	6,861	6,415
Walter Coke (1)	5,445	(43)
Other (2)	(12,697)	(10,869)
Consolidating eliminations of intersegment activity	518	(208)
Operating income	$144,735	$36,874

(1)          The Company recorded a $4.5 million charge in the 2009 fourth quarter related to the closure of Walter Coke’s fiber plant.

(2)          Results for 2010 include $5.9 million in costs associated with the pending acquisition.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the year ended
	December 31,
	2010	2009
Revenues:
Sales	$1,570,845	$955,508
Miscellaneous income	16,885	11,319
	1,587,730	966,827

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	766,516	586,774
Depreciation and depletion	98,702	72,939
Selling, general and administrative	86,972	70,510
Postretirement benefits	41,478	30,833
Restructuring and impairment charges (1)	—	3,601
	993,668	764,657

Operating income	594,062	202,170
Interest expense	(17,250)	(18,975)
Interest income	784	799
Income from continuing operations before income taxes	577,596	183,994
Income tax expense	188,171	42,144
Income from continuing operations	389,425	141,850
Discontinued operations (2)	(3,628)	(4,692)
Net income	$385,797	$137,158

Basic income per share:
Income from continuing operations	$7.32	$2.67
Discontinued operations	(0.07)	(0.09)

Basic net income per share	$7.25	$2.58

Weighted average number of shares outstanding	53,178,901	53,075,622

Diluted income per share:
Income from continuing operations	$7.25	$2.64
Discontinued operations	(0.07)	(0.09)

Diluted net income per share	$7.18	$2.55

Weighted average number of diluted shares outstanding	53,700,181	53,819,396

(1)

The Company recorded a $3.6 million restructuring and impairment charge in the fourth quarter 2009 related to the closure of Walter Coke’s fiber plant. In addition, inventory write-downs of $0.9 million are included in cost of sales related to this closure, for total closure costs recognized of $4.5 million.

(2)

Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for both periods, while 2009 also includes the results of our Financing segment, which was spun off in April 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the year ended
	December 31,
	2010	2009

REVENUES:
Underground Mining	$1,349,748	$787,325
Surface Mining	133,734	99,556
Walter Coke	181,979	101,233
Other	2,996	2,469
Consolidating eliminations of intersegment activity	(80,727)	(23,756)
	$1,587,730	$966,827

OPERATING INCOME (LOSS):
Underground Mining	$580,650	$208,189
Surface Mining	24,170	24,045
Walter Coke (1)	32,471	(1,338)
Other (2)	(40,380)	(29,086)
Consolidating eliminations of intersegment activity	(2,849)	360
Operating income	$594,062	$202,170

(1)	The Company recorded a $4.5 million charge in the 2009 fourth quarter related to the closure of Walter Coke’s fiber plant.
(2)	Results for 2010 include $9.5 million of costs associated with completed and pending acquisitions.

WALTER ENERGY, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO AMOUNTS REPORTED UNDER US GAAP

($ in thousands)

Unaudited

	For the three months ended		For the year ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income	$91,868	$29,176	$385,797	$137,158
Add loss from discontinued operations	1,780	4,120	3,628	4,692
Add (less) income tax expense (benefit)	47,108	(1,231)	188,171	42,144
Add interest expense	4,130	4,980	17,250	18,975
Less interest income	(151)	(171)	(784)	(799)
Add depreciation and depletion expense	26,743	18,723	98,702	72,939
Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA) (1)	$171,478	$55,597	$692,764	$275,109

(1)

EBITDA represents earnings from continuing operations before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other entities.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the year
	ended December 31,		ended December 31,
	2010	2009	2010	2009
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,589	1,369	6,833	5,986
Purchased coal	124	—	331	98
	1,713	1,369	7,164	6,084

Average selling price per short ton	$196.47	$126.48	$180.80	$124.64

Tons sold by mine (in thousands):
Mine No. 4	673	680	2,788	2,789
Mine No. 7	916	689	4,045	3,197
Total	1,589	1,369	6,833	5,986

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$76.93	$75.42	$77.86	$71.31
Mine No. 7 per ton	$91.74	$77.99	$80.35	$72.36
Weighted average cost of sales per ton	$85.47	$76.71	$79.33	$71.87
Purchased coal costs (in thousands)	$13,526	$23	$33,916	$4,071
Other costs (in thousands) (1)	$8,619	$802	$16,226	$12,142

Tons of coal produced (in thousands):
Mine No. 4	689	605	2,798	2,719
Mine No. 7	855	749	3,870	3,366
Total	1,544	1,354	6,668	6,085

Coal production costs per ton: (2)
Mine No. 4	$55.35	$61.35	$57.79	$56.77
Mine No. 7	$72.19	$72.36	$62.08	$64.64
Weighted average production costs per ton	$64.68	$67.44	$60.28	$61.12

Natural gas sales, in mmcf (in thousands)	3,405	1,352	10,615	6,132
Natural gas average sale price per mcf	$4.06	$4.09	$4.52	$4.27
Natural gas cost of sales per mcf	$2.56	$2.87	$2.50	$2.61

Surface Mining
Tons sold (in thousands)	348	326	1,477	1,234
Tons of coal produced (in thousands)	406	300	1,511	1,328
Average selling price per short ton	$96.78	$77.47	$85.64	$76.20
Coal production costs per ton	$59.77	$69.29	$65.65	$62.20

(1)	Consists of charges (credits) not directly allocable to a specific underground mine.

(2)

Coal production costs per ton are a component of inventoriable costs, including depreciation.  Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the year
	ended December 31,		ended December 31,
	2010	2009	2010	2009
Operating Data (continued):

Walter Coke:
Metallurgical coke tons sold (in thousands)	87	88	434	200
Metallurgical coke average sales price per ton	$381.96	$312.11	$372.76	$328.85

Depreciation and depletion ($ in thousands):
Underground Mining	$21,749	$15,633	$81,563	$59,393
Surface Mining	3,760	1,880	12,515	8,574
Walter Coke	1,038	1,148	4,092	4,566
Other	196	62	532	406
	$26,743	$18,723	$98,702	$72,939

Capital expenditures ($ in thousands):
Underground Mining	$65,936	$23,778	$130,582	$74,625
Surface Mining	5,629	3,490	14,320	16,210
Walter Coke	4,726	1,475	7,397	4,837
Other	955	243	5,177	626
	$77,246	$28,986	$157,476	$96,298

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$293,410	$165,279
Receivables, net	143,238	70,500
Inventories	97,631	99,278
Deferred income taxes	62,371	110,576
Prepaid expenses	28,179	22,702
Other current assets	4,798	4,363
Current assets of discontinued operations (1)	5,912	15,197
Total current assets	635,539	487,895
Property, plant and equipment, net	790,001	522,931
Deferred income taxes	149,520	178,338
Other long-term assets	82,705	70,192
TOTAL ASSETS	$1,657,765	$1,259,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$70,692	$44,211
Accrued expenses	52,399	39,034
Current debt	13,903	13,351
Accumulated postretirement benefits obligation	24,753	23,563
Other current liabilities	24,362	18,513
Current liabilities of discontinued operations (1)	7,738	7,310
Total current liabilities	193,847	145,982
Long-term debt	154,570	163,147
Accumulated postretirement benefits obligation	451,348	429,096
Other long-term liabilities	262,934	261,736
TOTAL LIABILITIES	1,062,699	999,961
STOCKHOLDERS’ EQUITY	595,066	259,395
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,657,765	$1,259,356

(1)          Includes the remaining assets and liabilities of the Company’s closed Homebuilding and Kodiak businesses.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2010

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2009	$259,395	$533	$374,522		$50,852	$(166,512)

Comprehensive income:
Net income	385,797			$385,797	385,797
Other comprehensive income, net of tax:
Change in pension and postretirement benefit plans	(5,280)			(5,280)		(5,280)
Change in unrealized gain on hedges	(596)			(596)		(596)
Comprehensive income				$379,921

Purchases of stock under stock repurchase program	(65,438)	(9)	(65,429)
Stock issued upon the exercise of stock options	17,134	8	17,126
Dividends paid, $0.475 per share	(25,266)				(25,266)
Stock-based compensation	3,460	—	3,460
Excess tax benefit from stock-based compensation arrangements	28,875		28,875
Other	(3,015)	(1)	(3,014)
Balance at December 31, 2010	$595,066	$531	$355,540		$411,383	$(172,388)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the year ended December 31,
	2010	2009

OPERATING ACTIVITIES
Net income	$385,797	$137,158
Loss (income) from discontinued operations	3,628	4,692
Income from continuing operations	389,425	141,850

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation and depletion	98,702	72,939
Decrease in deferred income taxes	83,174	29,038
Non cash restructuring and impairment charges	—	3,601
Tax benefit on the exercise of stock awards	(28,875)	—
Other	17,408	18,337

Decrease (increase) in assets, net of effect of business acquisition:
Receivables	(65,935)	69,772
Inventories	1,966	(25,076)
Other current assets	13,155	17,624
Increase (decrease) in liabilities, net of effect of business acquisition:
Accounts payable	23,717	(16,286)
Accrued expenses and other current liabilities	41,413	(27,831)
Cash flows provided by (used in) operating activities	574,150	283,968

INVESTING ACTIVITIES
Additions to property, plant and equipment	(157,476)	(96,298)
Acquisition (1)	(209,964)	—
Other	(3,414)	3,270
Cash flows provided by (used in) investing activities	(370,854)	(93,028)

FINANCING ACTIVITIES
Retirements of debt	(26,972)	(61,597)
Dividends paid	(25,266)	(21,190)
Cash spun off to Financing	—	(33,821)
Purchases of stock under stock repurchase program	(65,438)	(34,254)
Tax benefit on the exercise of stock awards	28,875	—
Proceeds from stock options exercised	17,134	9,888
Other	(3,015)	(6,169)
Cash flows provided by (used in) financing activities	(74,682)	(147,143)
Cash flows provided by (used in) continuing operations	128,614	43,797

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	(6,268)	19,070
Cash flows provided by (used in) investing activities	5,066	27,379
Cash flows provided by (used in) financing activities	—	(41,385)
Cash flows provided by (used in) discontinued operations	(1,202)	5,064

Net increase (decrease) in cash and cash equivalents	$127,412	$48,861

Cash and cash equivalents at beginning of period	$165,279	$116,074
Add: Cash and cash equivalents of discontinued operations at beginning of period	1,254	1,598
Net increase (decrease) in cash and cash equivalents	127,412	48,861
Less: Cash and cash equivalents of discontinued operations at end of period	535	1,254
Cash and cash equivalents at end of period	$293,410	$165,279

SUPPLEMENTAL DISCLOSURES

Non-cash transactions:
Financing of one-year property insurance policy	$18,947	$12,710
Dividend to spin off Financing	$—	$437,407

(1)    On May 28, 2010, the Company acquired HighMount Exploration & Production Alabama, LLC for a cash payment of $210.0 million. The fair value of the assets acquired and the liabilities assumed totaled $217.6 and $7.6 million, respectively.